Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for Third Quarter 2022

Conference Call and Live Audio Webcast Scheduled for Thursday, November 10, 2022, at 10:00 a.m. ET

Corporate Highlights

•	Successful leadership transition with Jody Staggs named President and Interim Chief Executive Officer and Yvette Heinrichson named Chief Financial Officer
•	Closed three new transactions during the quarter, totaling $57.5 million of committed capital
•	Subsidiary Enteris achieved $5.0 million milestone with Cara Therapeutics; SWK will retain $2.5 million
•	Repurchased 34,463 shares of common stock during the quarter for a total cost of $0.6 million
•	Third quarter 2022 GAAP net income was $6.6 million or $0.51 per diluted share

Finance Receivables Segment Update

•	Third quarter 2022 GAAP net income was $6.6 million, compared with $2.2 million for the third quarter 2021. Third quarter 2022 finance receivables segment adjusted non-GAAP net income was $6.0 million, compared with $7.7 million for the third quarter of 2021
•	As of September 30, 2022, non-GAAP tangible financing book value per share was $19.14, a 9.4% increase from September 30, 2021
•	Third quarter 2022 finance portfolio effective yield was 14.3%, near the high-end of the company’s historical range
•	Third quarter 2022 finance portfolio realized yield was 17.5%
•	As of September 30, 2022, total investment assets were $222.2 million, a 7.7% increase from September 30, 2021
•	During the third quarter of 2022, $13.1 million of royalty payoffs and paydowns were received, bringing the total loan and royalty repayments to $112.8 million over the last twelve months
•	For the trailing twelve months ended September 30, 2022, SWK’s core finance receivables segment generated a 11.1% adjusted return on tangible book value, compared with 14.3% for the same period of the prior year

Dallas, TX, November 9, 2022 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the third quarter ended September 30, 2022.

“The third quarter was a productive period at SWK with three financings closed, progress towards improving our capital structure, a leadership transition, and further strengthening and development of our team,” stated Jody Staggs, President and Interim CEO of SWK. “Importantly we’ve done this while maintaining focus on our core mission of being the leader in custom financings for small and mid-sized commercial-stage life science companies. Our focus is driving results as our total investment assets are at an all-time high while our 17.5% realized yield demonstrates attractive pricing.”

Mr. Staggs continued, “We believe SWK’s solutions are well positioned for the current market environment with many innovative life science companies finding it difficult to raise equity capital. Our deal pipeline is strong with a balance of first lien loan and royalty opportunities. In order to capitalize on this attractive opportunity, we are evaluating responsibly adding leverage to our balance sheet, which will provide additional dry powder and optimize our cost of capital. Our ongoing 10b-5 program reflects the Board of Director’s confidence in our strategy and financial position and illustrates our ongoing commitment to accretive capital deployment.”

“Looking ahead, our strategy will remain focused on identifying companies, entrepreneurs, and intellectual property to which our financing structures are well suited and where we believe strong risk-adjusted returns are likeliest to be achieved. We believe this strategy will drive value creation for SWK, translating to solid returns for our shareholders.”

Third Quarter 2022 Financial Results

For the third quarter 2022, SWK reported total revenue of $13.6 million, a 42.4% increase compared to $9.6 million for the third quarter 2021. The $4.0 million increase in revenue was primarily due to $5.0 million of milestone revenue related to Enteris’ License Agreement with Cara received during the three months ended September 30, 2022, which did not occur during the three months ended September 30, 2021. The increase in revenue was partially offset by a $0.9 million net decrease in Finance Receivables segment revenues. The decrease in Finance Receivables segment revenue was due to a $1.3 million net decrease in royalty income primarily due to the achievement of return premiums that caused a step down in royalty rates, which was partially offset by a net increase of $0.4 million in interest and fees earned on finance receivables.

Income before taxes for the quarter was $8.6 million compared to $2.8 million for the same period the previous year, an increase of 195%. The year-over-year increase is primarily due to a $4.9 million increase in income from our Pharmaceutical Development segment and $1.8 million of other income, net on the change in fair value of our warrant assets and marketable investments. The increase was partially offset by a $0.9 million decrease in revenues from our Finance Receivables segment and a $0.8 million increase in general and administrative expense.

GAAP net income for the quarter ended September 30, 2022, increased 195% to $6.6 million, or $0.51 per diluted share, from $2.2 million, or $0.17 per diluted share for the third quarter 2021.

For the third quarter 2022, non-GAAP adjusted net income was $8.3 million, a 94.8% increase from $4.3 million for the third quarter 2021. Non-GAAP adjusted net income for the Finance Receivables segment was $6.0 million, a 22.3% decrease from $7.7 million for the third quarter 2021.

During the last twelve-month period, there were $112.8 million of loan repayments and royalty paydowns, which were partially offset by $93.0 million of new and existing investment funding. As a result, income-producing assets (defined as finance receivables and corporate debt securities) totaled $213.1 million as of September 30, 2022. This is an 8.6% increase compared with income-producing assets of $196.3 million as of September 30, 2021. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $222.2 million as of September 30, 2022, compared to the September 30, 2021, total investment assets of $206.3 million.

Book value per share was $21.62 as of September 30, 2022, compared to $20.36 as of September 30, 2021. Non-GAAP tangible financing book value per share totaled $19.14 as of September 30, 2022, a 9.4% increase from $17.50 as of September 30, 2021. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.

Tables detailing SWK’s financial performance for the third quarter 2022 are below.

Portfolio Status

SWK closed three loans during the quarter, deploying $46.0 million with another $11.5 million in unfunded commitments. We believe the two $25.0 million transactions closed during the quarter demonstrate that SWK’s platform can add value to larger borrowers.

•	$7.5 million senior secured credit facility with Exeevo, a provider of modern technology for life sciences organizations to revolutionize customer and patient experiences. $5.0 million was funded at close.
•	$25.0 million senior secured credit facility to Aziyo Biologics (Nasdaq: AZYO), a commercial-stage regenerative medicine company. $21.0 million was funded at close.
•	$25.0 million senior secured credit facility to MedMinder, a leading connected pharmacy care solution for seniors and polypharmacy patients. $20.0 million was funded at close.

For the third quarter 2022, the realized yield of the finance receivables portfolio was 17.5%, versus 18.8% for the same period the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

As of September 30, 2022, non-accrual loans totaled $9.8 million, while non-accrual royalty purchases, net of credit loss allowances, totaled $3.0 million. The $9.8 million loan to Flowonix Medical, Inc. remains on non-accrual, and SWK continues to work with the company to achieve a resolution.

As of September 30, 2022, SWK had $12.9 million of unfunded commitments.

Total portfolio investment activity for the three months ended September 30, 2022, and 2021 was as follows (in thousands):

	Three Months Ended September 30,
	2022	2021
Beginning Portfolio	$181,416	$212,958
Early payoffs	(8,543)	—
Interest income paid-in-kind	1,736	672
Investment in finance receivables	46,400	—
Loan discount and fee accretion	(294)	885
Net unrealized gain (loss) on marketable investments and warrant assets	1,801	128
Principal payments received on investments	(9)	(7,112)
Royalty paydowns	(1,200)	(1,284)
Warrant investments, net of cancellations	871	—
Ending Portfolio	$222,178	$206,247

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended September 30, 2022 and 2021. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended September 30,
	2022	2021
Net income	$6,616	$2,243
Add: income tax expense	1,942	513
Add: Enteris amortization expense	426	619
Add (subtract): unrealized net loss (gain) on derivatives	(1,788)	214
Subtract: unrealized net gain on equity securities	(13)	(342)
Add: other non-recurring expenses	1,100	1,004
Adjusted income before income tax expense	$8,283	$4,251
Adjusted income tax expense	—	—
Non-GAAP net income	$8,283	$4,251

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended September 30, 2022 and 2021. The table eliminates Enteris operating (income) loss. The adjusted income before income taxes is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended September 30,
	2022	2021
Non-GAAP net income	$8,283	$4,251
Add (subtract): Enteris operating loss (gain), excluding amortization expense	(2,270)	3,490
Adjusted Finance Receivables segment income before income tax expense	$6,013	$7,741
Adjusted income tax expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$6,013	$7,741

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Thursday, November 10, 2022, at 10:00 a.m. ET, to discuss its corporate and financial results for the third quarter 2022. Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

Passcode: 10172367

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on November 10, 2022.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction. Adjusted return on tangible financing book value is calculated by dividing finance receivables segment adjusted non-GAAP net income by tangible financing book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$19,399	$42,863
Interest and accounts receivable, net	7,384	1,803
Marketable investments	500	1,034
Other current assets	1,189	1,727
Total current assets	28,472	47,427

Finance receivables, net	212,959	181,553
Marketable investments	88	119
Cost method investment	3,491	3,491
Deferred tax assets, net	17,350	20,539
Warrant assets	5,140	3,419
Intangible assets, net	8,615	9,964
Goodwill	8,404	8,404
Property and equipment, net	5,945	5,779
Other non-current assets	1,802	1,970
Total assets	$292,266	$282,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	4,746	5,087
Revolving credit facility	—	8
Total current liabilities	4,746	5,095

Contingent consideration payable	8,530	8,530
Other non-current liabilities	1,544	1,804
Total liabilities	14,820	15,429

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,835,304 and 12,836,133 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	13	13
Additional paid-in capital	4,431,270	4,431,719
Accumulated deficit	(4,153,837)	(4,164,496)
Total stockholders’ equity	277,446	267,236
Total liabilities and stockholders’ equity	$292,266	$282,665

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Finance receivable interest income, including fees	$8,502	$9,373	$25,745	$29,857
Pharmaceutical development	5,111	187	5,461	10,846
Other	1	—	481	496
Total revenues	13,614	9,560	31,687	41,199
Costs and expenses:
Interest expense	82	53	242	292
Pharmaceutical manufacturing, research and development expense	1,792	2,487	5,173	5,577
Change in fair value of acquisition-related contingent consideration	—	—	—	(147)
Depreciation and amortization expense	634	812	1,964	3,305
General and administrative	4,349	3,580	10,527	9,825
Income from operations	6,757	2,628	13,781	22,347
Other income (expense), net
Unrealized net gain (loss) on derivatives	1,788	(214)	623	678
Unrealized net gain (loss) on equity securities	13	342	(534)	1,557
Income before income tax expense	8,558	2,756	13,870	24,582
Income tax expense	1,942	513	3,211	4,980
Net income	$6,616	$2,243	$10,659	$19,602
Net income per share
Basic	$0.52	$0.18	$0.83	$1.53
Diluted	$0.51	$0.17	$0.83	$1.53
Weighted average shares outstanding
Basic	12,832	12,798	12,832	12,796
Diluted	12,851	12,859	12,871	12,834

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$10,659	$19,602
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance costs	26	35
Deferred income taxes	3,189	4,842
Change in fair value of warrants	(623)	(678)
Change in fair value of equity securities	534	(1,557)
Change in fair value of acquisition-related contingent consideration	—	(147)
Loan discount amortization and fee accretion	(1,357)	(2,016)
Interest income paid-in-kind	(3,335)	(698)
Stock-based compensation	310	556
Depreciation and amortization expense	1,964	3,305
Changes in operating assets and liabilities:
Interest and accounts receivable	(5,581)	(343)
Other assets	(76)	(371)
Accounts payable and other liabilities	(603)	542
Net cash provided by operating activities	5,107	23,072

Cash flows from investing activities:
Investment in finance receivables	(71,750)	(20,100)
Repayment of finance receivables	43,938	31,162
Corporate debt securities principal payments	31	43
Purchases of property and equipment	(194)	(877)
Other	171	164
Net cash (used in) provided by investing activities	(27,804)	10,392

Cash flows from financing activities:
Net payments on credit facility	(8)	(11,750)
Payment of acquisition-related contingent consideration	—	(6,083)
Net cash used in financing activities	(767)	(17,833)

Net (decrease) increase in cash and cash equivalents	(23,464)	15,631
Cash and cash equivalents at beginning of period	42,863	3,008
Cash and cash equivalents at end of period	$19,399	$18,639